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                                                                    EXHIBIT 12.1


                                 SEMPRA ENERGY
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (Dollars in millions)

                               1994      1995      1996      1997      1998
                             --------  --------  --------  --------  --------

Fixed Charges and Preferred
Stock Dividends:

Interest                    $   237   $   227   $   205   $   209   $   210
Interest Portion of
 Annual Rentals                  35        32        28        25        20
Preferred dividends
 of subsidiaries (1)             53        50        37        31        18
                             --------  --------  --------  --------  --------
 Total Fixed Charges
  and Preferred Stock
  Dividends For Purpose
  of Ratio                  $   325   $   309   $   270   $   265   $   248
                             ========  ========  ========  ========  ========

Earnings:

Pretax income from
  continuing operations     $   634   $   665   $   727   $   733   $   432
Add:
 Fixed charges
  (from above)                  325       309       270       265       248
 Less: Fixed charges
  capitalized                     4         6         5         3         3
                             --------  --------  --------  --------  --------
    Fixed charges net of
      capitalized charges       321       303       265       262       245
                             --------  --------  --------  --------  --------
 Total Earnings for
  Purpose of Ratio          $   955   $   968   $   992   $   995   $   677
                             ========  ========  ========  ========  ========
Ratio of Earnings
 to Combined Fixed Charges
 and Preferred Stock
 Dividends                     2.94      3.13      3.67      3.75      2.73
                             ========  ========  ========  ========  ========

(1) In computing this ratio, "Preferred dividends of subsidiaries" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.